Exhibit 99.1

News Release

Allin Corporation	Telephone:
381 Mansfield Avenue	(412) 928-2022
Suite 400	Telefax:
Pittsburgh, Pennsylvania 15220-2751	(412) 928-0225

Allin Corporation Announces Third Quarter Results

Wednesday, November 5, 2003

For Release at 4:30 PM EDT

Pittsburgh, PA: Allin Corporation (OTCBB: ALLN), an information technology consulting company, today reported results for the three months and nine months ended September 30, 2003.

For the three-month and nine-month periods ended September 30, 2003, revenue was $3.0 million and $9.8 million, respectively, compared to $3.3 million and $9.5 million for the three-month and nine-month periods ended September 30, 2002, respectively. The Company recorded a net loss attributable to common shareholders in the amount of $13,000 ($0.00 per share) and net income attributable to common shareholders of $338,000 ($0.04 per share – diluted) for the three-month and nine-month periods ended September 30, 2003, respectively, compared to net income attributable to common shareholders of $16,000 ($0.00 per share – diluted) and a net loss attributable to common shareholders of $362,000 ($0.05 per share) for the three-month and nine-month periods ended September 30, 2002, respectively.

“During this difficult period for technology consulting companies, the Company has worked hard to continue to enhance its reputation in every market it serves,” stated Rich Talarico, Allin’s chief executive officer. “We are encouraged by the revenue results we have been able to achieve this year in our E-Business Solution Area, which recorded a 27% increase in revenue through nine months. We believe the strong performance in this area is a testament to our diligence in maintaining our marketing visibility and retaining all of our senior-level staff. Due to this diligence, we believe we are well positioned to take advantage of any rebound in technology infrastructure spending. At the same time, we continue to be the leader in interactive television in the cruise industry with 27 systems operating and four contracted to be implemented and with our recent announcement of an enhanced solution for operators of smaller vessels.”

The Company recorded an overall revenue decline of 7.5% comparing the three months ended September 30, 2003 with the same period of the prior year. Comparing the nine months ended September 30, 2003 with the nine months ended September 30, 2002, consolidated revenue has grown by 3%. The growth between these periods was led by improvement in the E-Business Solution Area, which recorded a 27% increase to $2.0 million for the nine-month period ended September 30, 2003. The Interactive Media Solution Area recorded a 9% increase in revenue, comparing these same periods, to $5.8 million for the nine months ended September 30, 2003. Reducing the overall growth in consolidated revenue were the Technology Infrastructure Solution Area and Outsourced Services. The Technology Infrastructure Solution Area continues to be affected by the lack of growth in investment in technology hardware as the Company’s solutions in this area often specify the acquisition of new hardware.

Outsourced Services revenue continued a long-term decline as the Company continues to concentrate on the higher margin areas of its business. Outsourced Services constitutes only 5% of the Company’s consolidated revenue on a year-to-date basis through September 30, 2003.

The Company recorded improved gross profit for the three and nine-month periods ended September 30, 2003, as compared to the same periods of the prior year, posting increases of 5% and 17%, respectively.

The Company recorded a 4% increase in operating expenses for the three months ended September 30, 2003 compared with the three months ended September 30, 2002. Operating expenses for the nine months ended September 30, 2003 declined 2% compared with the nine months ended September 30, 2002.

Business Outlook

The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. See “Forward-Looking Statements” below. The Company undertakes no obligation to update these statements.

The Company estimates that revenue in the fourth quarter of 2003 will be in the range of $2.8 million to $3.0 million. The Company anticipates that revenue for the full year 2003 will be in the range of $12.5 million to $12.8 million. This is slightly lower than the full year estimate provided at the end of the second quarter as revenue from certain Interactive Media projects is now expected to be recorded in the first quarter of 2004 and revenue estimates have been lowered for the fourth quarter in the Company’s E-Business and Technology Infrastructure Solutions Areas due to continued sluggishness in the Northern California technology market place.

The Company anticipates a net loss attributable to common shareholders of between $250,000 ($0.04 per common share) and $400,000 ($0.06 per common share) in the fourth quarter of 2003. The Company anticipates that its bottom line results after preferred dividends for the full year 2003 will range from break even ($0.00 per share) to a net loss attributable to common shareholders of $100,000 ($0.01 per common share).

About Allin Corporation

Allin Corporation is a leading provider of solutions-oriented application development and technology infrastructure consulting and systems integration services. Allin specializes in interactive media and Microsoft-based technologies with operations centered on three solution areas: Interactive Media, Technology Infrastructure and E-Business. Allin leverages its experience in these areas to work with clients through a disciplined project delivery framework to ensure that solutions are delivered on time and on budget. Allin delivers these services through the trade names Allin Interactive and Allin Consulting. The Company maintains offices in Pittsburgh, Pennsylvania, Ft. Lauderdale, Florida and San Jose and Walnut Creek, California.

For additional information about Allin, visit the Company’s Internet site on the World Wide Web at <http://www.allin.com>.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to the safe harbors created thereby. These forward-looking statements are based on current expectations and projections about future events and financial trends. The words or phrases “encouraged”, “believe”, “estimates”, “anticipates”, “expected”, “continue to enhance” and similar words or expressions are intended to identify forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements. The forward-looking statements are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including, among other things, the Company’s limited operating history under its new marketing strategies, risks inherent in the development of new markets and products, the need for management of growth, limited capital and competitive market conditions. These are representative of factors which could affect the outcome of the forward-looking statements. In addition, such statements could be affected by general industry and market conditions and growth rates, general domestic and international economic conditions and future incidents of terrorism or other events that may negatively impact the markets where the Company competes. The Company undertakes no obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

CONTACT:	Dean C. Praskach	Phone:	(412) 928-2022
	Chief Financial Officer	Telefax:	(412) 928-0225
	Allin Corporation	E-mail:	Dean.Praskach@allin.com

ALLIN CORPORATION & SUBSIDIARIES

SELECTED FINANCIAL DATA

(Dollars in thousands, except for per share data)

The selected financial data for each of the periods ended September 30, 2003 and 2002, presented below, have been derived from the consolidated financial statements of the Company for 2003 and 2002.

	Three Months Ended		Six Months Ended
	Sep 30, 2003	Sep 30, 2002	Sep 30, 2003	Sep 30, 2002
	Unaudited	Unaudited	Unaudited	Unaudited
Revenue
Solution area consulting services	$1,572	$1,740	$5,273	$4,728
Solution area integration services	1,119	1,106	3,664	3,469
Outsourced services	162	224	526	904
Ancillary services	23	30	70	65
Ancillary product sales	132	151	253	337

Total revenue	3,008	3,251	9,786	9,503

Cost of sales	1,323	1,652	4,468	4,938

Gross profit	1,685	1,599	5,318	4,565
Selling, general & administrative	1,389	1,265	4,070	3,960
Loss from impairment of assets	-0-	-0-	27	-0-
Depreciation & amortization	56	125	206	425

Total operating expenses	1,445	1,390	4,303	4,385

Income from operations	240	209	1,015	180
Interest expense, net	11	9	31	18
Provision for income taxes	63	-0-	118	-0-

Income from continuing operations	166	200	866	162
Loss from discontinued operations	-0-	11	-0-	15

Net income	166	189	866	147
Accretion and dividends on preferred stock	179	173	528	509

Net income (loss) attributable to common shareholders	$(13)	$16	$338	$(362)

Income (loss) per common share from continuing operations – basic	$0.00	$0.00	$0.05	$(0.05)
Income (loss) per common share from discontinued operations	$0.00	$0.00	$0.00	$0.00

Income (loss) per common share – basic	$0.00	$0.00	$0.05	$(0.05)

Income (loss) per common share – diluted	$0.00	$0.00	$0.04	$(0.05)

Weighted average shares outstanding – basic	6,967,339	6,967,339	6,967,339	6,967,339

Weighted average shares outstanding – diluted	6,967,339	6,967,339	11,260,107	6,967,339

	September 30, 2003	December 31, 2002
	Unaudited	Audited
Balance Sheet
Current Assets:
Cash and Cash Equivalents	$4,440	$1,895
Other Current Assets	2,797	5,800

Total Current Assets	7,237	7,695
Other Assets	2,488	2,607

Total Assets	$9,725	$10,302

Current Liabilities
Bank Line of Credit	-0-	-0-
Other Current Liabilities	2,687	3,865
Other Liabilities	2,938	2,685
Shareholder’s Equity	4,100	3,752

Total Liabilities and Shareholder’s Equity	$9,725	$10,302